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                                                                    EXHIBIT 99.1


                           (BURNHAM PACIFIC LETTERHEAD)


September 13, 1999


Dear Fellow Burnham Pacific Shareholder:

Over the last few weeks, you have probably seen increased press coverage surrounding Schottenstein Stores' unsolicited attempt to buy your company. Because a number of the press reports have been inaccurate or misleading, your Board of Directors and I want to take this opportunity to update you on events and give you our current view of the situation.

THE SCHOTTENSTEIN LETTERS
Much has been made in the press of the letters Schottenstein has sent expressing their interest in acquiring Burnham. It is important that you understand precisely what was in those letters. It has also been suggested that we have not been responsive. Nothing could be further from the truth.

When Schottenstein first wrote to us on June 7 proposing to buy Burnham for $13 per common share, we retained Goldman, Sachs & Co., a highly respected financial adviser, to assist us in evaluating the letter and all of the potential alternatives for optimizing the value of your shares.

Before our review was complete, Schottenstein sent a second letter on July 12 increasing their proposed price to $13.50 per share. The Board and representatives of Goldman, Sachs & Co. met over several days in mid-July to evaluate the new letter and to discuss other options. At that meeting, the Board's eight directors, seven of whom are independent, decided to reject the proposal for two key reasons:

         1. We believe that the company you own is worth more. In addition, Westbrook and Blackacre - Burnham's two largest holders of preferred shares - invested in your company as recently as December 1997 in securities convertible into common shares at $15 3/8 per share, further validating that $13.50 is too low.
         2. The second reason is that the proposal had too many conditions. Schottenstein insisted, among other things, that both they and their financing sources would need to undertake an extensive due diligence process that would be disruptive to your company's operations. In addition, Schottenstein's ability to complete their offer is subject to their ability to arrange for their financing. We believe these conditions would create unacceptable risk to you and the Company.



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After we rejected the proposal, we instructed Goldman, Sachs & Co. to meet with
Schottenstein representatives to explain directly to them the reasons for our response. Goldman has communicated to Schottenstein's representatives on several occasions that the Board would be prepared to evaluate a revised proposal that corrects the deficiencies in their current letter. In addition, Burnham's management has spoken directly with Schottenstein and delivered the same message. We have received additional letters which continue to restate their previous proposal. More than a month has passed since the first of these discussions and there has been no revised proposal from Schottenstein.

SHAREHOLDER RIGHTS AND EMPLOYEE RETENTION PLANS
Some investors and observers in the press have questioned our recent decision to implement shareholder rights and employee retention plans in light of Schottenstein's proposal, saying that these plans unfairly entrench or enrich management. This is simply not true.

In fact, these plans are quite commonly used by a large number of companies across a wide range of industries. Approximately 60% of the S&P 500 companies have shareholder rights plans. Shareholder rights plans have a successful history of protecting shareholders from unfair and coercive takeovers and increasing the value ultimately received from a successful acquirer. In our case, the shareholder rights plan has worked exactly as planned, and we believe it factored into Schottenstein's decision to raise their proposed price to $13.50 per share. The Board has the ability to dissolve the plan at any time if an acceptable agreement fair to all shareholders is reached.

As to the employee retention and equity ownership plans, their purpose is to provide a secure environment for our existing employees to continue to focus on the business without distraction, while enabling us to better keep and attract the talented staff we need to grow the business. These plans are standard procedure for most companies in our situation. Without such plans, we risk losing our best performers at this time of uncertainty, which would destroy rather than create value for you. To help us design the plans, the Board hired some of the best professional employee compensation consultants in the business, including William M. Mercer Incorporated.

WESTBROOK AND BLACKACRE
You may have seen letters to Burnham from the Westbrook and Blackacre investment companies quoted in newspaper articles suggesting that we engage Schottenstein's proposal and arguing against our decision to adopt a shareholder rights plan. You should know that Westbrook and Blackacre are our two major holders of "preferred shares" and that their economic interests are very different from yours. You should also know that, as preferred shareholders, in the event of a sale of the company under the current proposal, they would receive a premium to their original investment. It is therefore in their self-interest, not necessarily yours, to be receptive to Schottenstein's proposal. While we understand and respect their position, it is the Board's duty to be sure that all of Burnham's shareholders are fairly treated.


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OUR PERFORMANCE
While the Company has recently not performed as well as we would like, you should know that since 1996, when the new management team arrived, Burnham's performance, as measured by total shareholder return, has exceeded the average of all retail REITs in our sector. Over this time, the Company's assets have grown more than 400% to $1.1 billion.

Unfortunately, the stock values of REITs in general are currently down. We are confident that multiples will once again return to historical levels.

YOUR BOARD OF DIRECTORS
On behalf of your Board of Directors, I want to assure you that our shareholders' best interests are always of primary concern. Our directors are accomplished business professionals who are very engaged in the development of the business plan for the Company.

It is worth remembering that Schottenstein's objective is to buy your company for as little as they possibly can. They are working in their best interests, not yours. We simply won't agree to anything that we don't believe is in your best interests. We thank you for your continued support.

Very truly yours,

Malin Burnham
Chairman of the Board
Burnham Pacific Properties, Inc.










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